Exhibit 99.1

NewsRelease

New Directors and Executive Officers

Calgary, Alberta - January 19, 2007 - (Nasdaq: TCLP) - The Board of Directors of TC PipeLines, GP, Inc. general partner of TC PipeLines, LP (the Partnership) today announced changes to the board of the general partner and to the executive officers for the Partnership.  TC PipeLines, GP, Inc. is a wholly owned subsidiary of TransCanada Corporation (TransCanada) and a common unitholder of the Partnership.

Board of Directors appointments — effective Jan. 18, 2007:

•                  Greg Lohnes is appointed as a Director and will step down as Chief Financial Officer for the Partnership.  Mr. Lohnes is also Executive Vice-President and Chief Financial Officer of TransCanada.

•                  Steve Becker is appointed as a Director.  Mr. Becker is also Vice-President, Pipeline Development of TransCanada.

•                  Ron Turner and Al Bellstedt are retiring from TransCanada and have relinquished their positions on the Board of the Partnership.

Executive Officer appointments - effective Jan. 18, 2007:

•                  Mark Zimmerman is appointed President for the Partnership.  Mr. Zimmerman is currently Vice-President, Business Development for the Partnership and is also Vice-President, Commercial Transactions of TransCanada.  Russ Girling will continue as Chairman and Chief Executive Officer for TC PipeLines, LP.  Mr. Girling is also President, Pipelines of TransCanada.

•                  Amy Leong, Controller for the Partnership, continues in this role and is designated Principal Financial Officer.  Ms. Leong is Director, Pipeline Accounting of TransCanada.

•                  Sean Brett is appointed Vice-President and Treasurer for the Partnership.  Mr. Brett is also Director, Capital Markets of TransCanada.

 “Over the past year, TC PipeLines, LP has achieved significant growth with increased interests in both our two existing assets, Northern Border Pipeline and Tuscarora, and the announcement of the proposed major acquisition of 46.45% of Great Lakes Gas Transmission Limited Partnership in December 2006,” said Mr. Girling, Chairman and Chief Executive Officer.  “As a result of the growth of the partnership, we have appointed new executives and directors.  We look forward to continuing to build on our proven track record of effective, disciplined management of the Partnership.”

“On behalf of the Board, I thank Al Bellstedt and Ron Turner for their valued contribution to the growth and success of TC PipeLines, LP,” said Mr. Girling.

TC PipeLines, LP is a publicly traded limited partnership. Pending the closing of the acquisition of a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership announced Dec. 22, 2006, TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines including Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (99 per cent owns or controls).  The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.”

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include the ability to close the Great Lakes Gas Transmission Limited Partnership acquisition (announced Dec. 22, 2006), regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent quarterly reports on Form 10-Q.

Media Inquiries:	Jennifer Varey/Shela Shapiro	(403) 920 -7859
(800) 608-7859

Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772
investor_relations@tcpipelineslp.com